UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2016

Cannabis Sativa, Inc.
(Exact name of Registrant as specified in its charter)

Nevada (State or other Jurisdiction of Incorporation or organization)	000-53571 (Commission File Number)	20-1898270 (IRS Employer I.D. No.)

1646 W. Pioneer Blvd., Suite 120
Mesquite, Nevada 89027
Phone: (702) 346-3906
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

☐ Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

ITEM 8.01 Other Events.
The Registrant, Cannabis Sativa, Inc. ("Cannabis Sativa") announced on July 26, 2016, that it had entered into a Binding Memorandum of Understanding with iBudtender,Inc., a Colorado corporation ("iBudtender").  Pursuant to the agreement, Cannabis Sativa will acquire a 50.1% position in the issued and outstanding common shares of iBudtender.  In exchange for the common shares, Cannabis Sativa will pay $50,000 in cash and issue 150,000 shares of Cannabis Sativa common stock.  Cannabis Sativa also agreed to contribute $105,000 to the working capital of iBudtender over the coming five months, which contribution will then be repaid to Cannabis Sativa with interest over the ensuing 24 months.

iBudtender has developed the first truly smart cannabis web app tailored as a virtual budtender for patients, as well as a B2B & B2 app for dispensaries and cannabis businesses. Ibudtender's preferential user and medical data makes it simple for patients, dispensaries, and consumers to locate cannabis, hemp and ancillary products while mitigating concerns regarding safety and effectiveness.

Ibudtender provides clients with the software and analytical data to help promote and grow their brands and sales by providing a tailored experience for each user that makes them the forefront of the software. Every aspect is complimented with inline user data, likes and recommendations. By creating a personalized patient/recreational user experience, ibudtender provides a one-of- a-kind engagement level including news, events, strain and product recommendations, all based on a social media platform.

The parties to the agreement have prepared a definitive agreement that has been circulated for execution.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cannabis Sativa, Inc.

Dated: August 1, 2016	By:	/s/ David Tobias
David Tobias
President